CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Financial Highlights” and “Representations and Warranties” in the Registration Statement on Form N-14 of the Laudus Trust (File No. 333-157600 and 811-6637), and to the incorporation by reference into such Registration Statement of our report dated August 28, 2008 relating to the financial statements of the UBS U.S. Large Cap Growth Fund included in its Annual Report for the period ended June 30, 2008.
/s/ Ernst & Young LLP
ERNST & YOUNG LLP
New York, New York
March 20, 2009